  Exhibit 10.48

        EXECUTION VERSION

LICENSING AGREEMENT

Between

IMMTECH PHARMACEUTICALS, INC.

AND

PAR PHARMACEUTICAL, INC.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

   TABLE OF CONTENTS
        Page

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1
1.2	Certain Rules of Construction	6

ARTICLE II	MANAGEMENT OF THE COLLABORATION	6

2.1	Steering Committee	6
2.2	Development Committee	8
2.3	Commercialization Committee	8
2.4	Expenses	9
2.5	Nondisclosure Agreement	9

ARTICLE III	DEVELOPMENT PROGRAM	9

3.1	Immtech Responsibility and Control	9
3.2	Development Program	9
3.3	Clinical and Regulatory Approval	9
3.4	Development Program Funding	10
3.5	Development Program Reporting	10
3.6	Post Regulatory Approval	10
3.7	Future Development Programs	10

ARTICLE IV	LICENSE	11

4.1	Grant to Par	11
4.2	Information Transfer	11
4.3	Agreement Not to Genericize	11
4.4	New Indication Right of First Offer	11

ARTICLE V	PAYMENTS	12

5.1	Upfront Payment	12
5.2	Milestone Payments	12
5.3	Termination or Adjustment of Royalty	14
5.4	Payment Procedures	14

ARTICLE VI	MANUFACTURE AND SUPPLY; COMMERCIALIZATION	14

6.1	Clinical Supplies	14
6.2	Commercial Supplies	15

ARTICLE VII	CONFIDENTIAL AND TECHNICAL INFORMATION	15

7.1	Treatment of Confidential Information	15
7.2	Release from Restrictions	16
7.3	No Implied Rights	16
7.4	Survival of Confidentiality Obligations	17
7.5	Superseding Prior Confidentiality Agreement	17

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   TABLE OF CONTENTS
(continued)
        Page
ARTICLE VIII	PATENT PROSECUTION AND ENFORCEMENT	17

8.1	Inventions	17
8.2	Patent Prosecution and Maintenance	17
8.3	Infringement	18

ARTICLE IX	ADVERSE EXPERIENCES	20

9.1	Notification	20
9.2	Reporting	20
9.3	Literature Reports	20

ARTICLE X	REPRESENTATIONS AND WARRANTIES	20

10.1	Representations and Warranties	20

ARTICLE XI	INDEMNIFICATION AND LIMITATION ON LIABILITY	22

11.1	Indemnification by Immtech	22
11.2	Indemnification by Par	22
11.3	Notice and Procedures	22
11.4	Limitation of Damages	23

ARTICLE XII	TERM AND TERMINATION	23

12.1	Term	23
12.2	Termination for Breach	23
12.3	Termination for Bankruptcy	23
12.4	Failure to Meet Development Milestones	24
12.5	Effect of Termination	24
12.6	Surviving Rights	25
12.7	Accrued Rights and Surviving Obligations	25

ARTICLE XIII	MISCELLANEOUS	25

13.1	Entire Agreement; Modification	25
13.2	Assignment	25
13.3	Performance by Affiliates	25
13.4	Notices	25
13.5	Dispute Resolution	26
13.6	Governing Law; Waiver of Jury Trial	26
13.7	Force Majeure	27
13.8	Independent Contractors	27
13.9	Severability; Waiver	27
13.10	Further Actions	27
13.11	Cumulative Rights	27
13.12	Counterparts	28

-ii-

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of June 11, 2007 (the “Effective Date”), by and between Immtech Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 150 Fairway Drive, Vernon Hills, IL 60061 (“Immtech”), and Par Pharmaceutical, Inc., a Delaware corporation having a principal place of business at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677 (“Par”).  Immtech and Par may be referred to herein individually as a “Party”, or collectively as the “Parties”.

Recitals

Whereas, Immtech has expertise developing and commercializing pharmaceutical products for infectious diseases and has developed and owns certain proprietary technology and know-how relating to the design and manufacture of the Product (as defined in Section 1.1); and

Whereas, Par has expertise in developing, manufacturing and marketing certain pharmaceutical products and wishes to develop and market the Product as further described herein, and Immtech agrees to grant Par the rights to do so pursuant to the terms of this Agreement.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, the following defined terms have the respective meanings set forth below:

“Affiliate” means with respect to a Party, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such Party.  An entity or party shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of such entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

“cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, particularly 21 C.F.R. Section 210 et seq., as the same may be amended from time to time.

“ClinicalSupplies” means supplies of the Product, manufactured, packaged and labeled in compliance with cGMP, in such form and dosage as is determined by Immtech pursuant to the

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Development Program, and suitable for use in the conduct of pre-clinical and/or human clinical trials of the Product in the United States by the Parties pursuant to the Development Program.

“Commercialization” means the marketing, promotion, advertising, selling and/or distribution of the Product in the United States after Regulatory Approval has been obtained; and the term “Commercialize” has a corresponding meaning.

“Commercially Reasonable Efforts” means the efforts and resources that would reasonably be used (including the promptness with which such efforts and resources would be applied) in the pharmaceutical industry for the diligent development, manufacture or commercialization of a pharmaceutical product of similar market and profit potential and at a similar stage in development or product life as compared to the Product; and the term “Commercially Reasonable” has a corresponding meaning.

“Confidential Information” means information of a Party that is disclosed to or obtained by the other Party (including information obtained by a Party as a result of access to the facilities of the other Party) either prior to or during the term of this Agreement, which information (a) is non-public, confidential or proprietary in nature, including trade secrets, financial data, product information, manufacturing methods, market research data, marketing plans, identity of customers, nature and source of raw materials, product formulation and methods of producing, testing and packaging, and (b) relates to the disclosing Party’s past, present or future research, development or Commercialization activities; provided, however, that Confidential Information shall not include information that a Party can demonstrate by written evidence:  (i) is in the public domain other than as a result of a breach by such Party (or any of its Affiliates) of its obligations of confidentiality contained herein; (ii) was known by the receiving Party prior to receipt from the disclosing Party; (iii) has been developed by the receiving Party independent of any Confidential Information of the other Party; or (iv) was subsequently, lawfully and in good faith obtained by the receiving Party on a non-confidential basis from a Third Party that was not under an obligation to treat such information in a confidential manner and had a lawful right to make such disclosure.  Without limiting the foregoing, the terms of this Agreement, including the Development Program, shall constitute “Confidential Information” hereunder.

“Development Committee” has the meaning set forth Section 2.2.

“Development Costs” means [****].

“Development Program” means the activities associated with development of the Product for sale, including, but not limited to, (a) manufacture and formulation of the Product for preclinical and clinical studies; (b) planning, implementation, evaluation and administration of human clinical trials; (c) manufacturing process development and scale-up for the manufacture of the Product; (d) preparation and submission of applications for Regulatory Approval; and (e) post-market surveillance of approved drug Indications.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

“Direct Cost” means the [****].

“Effective Date” means the date set forth in the introductory paragraph.

“FDA” means The Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

“Immtech Know-How” means all Know-How Owned or Controlled by Immtech as of the Effective Date or Owned or Controlled by Immtech after the Effective Date that relates to or arises out of Immtech’s proprietary technology that is used in the development, manufacture, use or sale of the Product.

“Immtech Patents” means any Patents Owned or Controlled by Immtech or any of its Affiliates or under which Immtech or any of its Affiliates acquires proprietary technology that is used in the development, manufacture, use or sale of the Product, a list of which is appended hereto as Schedule 1.1 and will be updated periodically by Immtech to reflect additions thereto.

“Immtech Patent Right” means all United States and foreign Patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) in each case, claiming an invention which is necessary or useful for the design, development, testing, use, manufacture or sale of the Product, and which are Owned or Controlled by Immtech.

 “Immtech Technology” means all Immtech Patents, all Immtech Know-How and all Immtech Patent Rights.

“Indication” means the approved therapeutic uses for the Product.

“Initial Commercial Sale” means the first sale of the Product by Par or an Affiliate in the Territory following Regulatory Approval of the Product.

“Invention” means any new invention or discovery learned, conceived and/or reduced to practice by Par, its Affiliates or their related employees, or jointly by such an individual or individuals with one or more employees of Immtech or a Third Party, and that is related to pafuramidine.

“Know-How” means all ideas, inventions, instructions, techniques, processes, methods, products, materials, compositions, data, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, and including any such information lawfully obtained from a Third Party without restriction on disclosure to Par, which are necessary or useful for, and are specific to use, utilization, or sale of the Product.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

“Net Sales” means [****].

“New Licensing Agreement” has the meaning set forth in Section 4.4(a).

“NDA” means the New Drug Application and all amendments and supplements thereto for the Product filed by Immtech with the FDA, including all documents, data, and other information concerning the Product that are necessary for gaining Regulatory Approval to market and sell the Product.

“Owned or Controlled by” means the possession of the unencumbered right to grant the license to Par as provided herein.

“Patents” means all existing and future patents and patent applications, including without limitation any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing claiming an invention that is necessary or useful for the design, development, testing, use, manufacture or sale of the Product.

“PCP” means pneumocystis carinii pneumonia (also known as pneumocystis jiroveci pneumonia).

“Phase III Clinical Trials” means that portion of the Development Program that provides for large scale, pivotal, clinical studies that (a) are conducted in a number of patients that is intended to be sufficient to obtain a definitive evaluation of the therapeutic efficacy and safety of a Product in patients for a given Indication as required by 21 C.F.R. §312.21(c) and (b) that are needed to evaluate the overall risk-benefit relationship of the Product and to provide adequate basis for obtaining requisite Regulatory Approvals.

“Positive Phase III Clinical Trials” means the full and final analysis of a Phase III Clinical Trial in which (i) the primary outcome protocol variables reach statistical significance to the level defined in the study protocol or related statistical analysis plan and (ii) it is determined that there are no safety issues preventing commercialization of the Product.

“Product” means a finished dosage form for sale in the Territory, that (i) contains pafuramidine as the active ingredient, (ii) is approved by the FDA for the treatment of PCP in patients with a diagnosis of HIV/AIDs and (iii) is ready for administration to the ultimate consumer as a pharmaceutical; provided, however, that the term Product shall specifically exclude future indications of pafuramidine, except those related to PCP.

“Product Studies” means clinical studies, pre-clinical studies, safety studies, epidemiological studies, modeling and pharmacoeconomic studies, in each case including any ancillary or incidental development, investigation or research schemes pertaining thereto, that are designed (a) to support Regulatory Approval for the Product or (b) to support publications,

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

promotional and educational activities, future labeling changes or new Indications for pafuramidine.

“Program Developments” means all inventions, discoveries, Patent Rights, Know-How, copyrights and works of authorship that are made, developed, created, conceived or reduced to practice in connection with or relating to the Development Program or Commercialization during the term of this Agreement, regardless of whether the invention, discovery, Know-How, or work is patentable and regardless of whether it was made solely by an employee or agent of Par, solely by an employee or agent of Immtech, or jointly by Par and Immtech.

“Proprietary Information” means all Know-How and other scientific, clinical, regulatory, marketing, financial, and commercial information or data, whether communicated in writing, verbally, or electronically, which is provided by one party to the other party in connection with this Agreement, including any information related to Patents.

“Regulatory Approval” means approval by the FDA to market the Product in the United States, including the issuance by the FDA of an action letter indicating the approval of the NDA and the manufacturing processes and facilities for commercial supplies of the Product.

“Representative” has the meaning set forth in Section 7.1.

“Royalty Period” shall have the meaning set forth in Sections 5.2 and 5.3.

“Selling Unit” means 28 tablets of the Product.

“Territory” means the United States of America and all of its territories and protectorates.

“Term” means the period commencing from the Effective Date and ending upon termination of this Agreement under Article XII.

“Third Party” means any person or entity that is not a party to this Agreement.

“Transfer Price” means [****].

1.2           Certain Rules of Construction.

                      (a)           As used in this Agreement, unless the context otherwise requires: Section, Schedule, Article and Exhibit references are intended to refer to this Agreement; words describing the singular number shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; the words "hereof", "herein" and "hereunder", and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; the term "include" and derivations thereof are not intended to apply any limitation to the item(s) specified; and terms such as lessee, lessor, lease, landlord, tenant,

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

licensor, licensee and license will be interpreted broadly to refer also to sub-leasing or sub-licensing arrangements and/or the parties thereto.

                      (b)           This Agreement is between financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties hereto and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

ARTICLE II

MANAGEMENT OF THE COLLABORATION

2.1           Steering Committee.

(a)           Establishment.  The Parties hereby establish a Steering Committee consisting of six (6) members, three (3) of whom shall be Par designees and three (3) of whom shall be Immtech designees.  Each of the Steering Committee members shall have appropriate expertise to oversee the Parties’ performance of this Agreement.  The initial Steering Committee members shall be designated by each Party within one week after the Effective Date.  Each Party shall have the right at any time and from time to time to designate a replacement, on a permanent or temporary basis, for any or all of its previously-designated members of the Steering Committee.  At the beginning of each calendar year during the Term, each Party shall appoint one of its designees to serve as a Co-Chair of the Steering Committee.  The initial Co-Chairs shall be designated by each Party within one week after the Effective Date.

(b)           Meetings and Procedures.

(i)             The Steering Committee shall meet at least once per calendar quarter, and more frequently at the request of either Party or as required to resolve disputes, disagreements or deadlocks, on such dates, and at such places and times, as the Parties shall agree; provided, however, that the Parties shall use their Commercially Reasonable Efforts to cause the first meeting of the Steering Committee to occur within thirty (30) days after the Effective Date.  The two Co-Chairs shall cooperate to send a notice and agenda for each meeting of the Steering Committee to all members of the Steering Committee reasonably in advance of the meeting.  The location of regularly-scheduled Steering Committee meetings shall alternate between the offices of the Parties, unless otherwise agreed.  The members of the Steering Committee also may convene or be polled or consulted from time to time by means of telephone conference, video conference, electronic mail or correspondence and the like, as deemed necessary or appropriate by the Co-Chairs.  The Party hosting any Steering Committee meeting shall appoint one person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting in writing.  Such minutes shall be circulated to the members of the Steering Committee promptly following the meeting for review and comment.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(ii)             All decisions of the Steering Committee shall be made by unanimous vote or unanimous written consent of both Parties, with each Party having, collectively among its respective designees, one vote in all decisions.  The members of the Steering Committee shall use Commercially Reasonable Efforts to decide all matters assigned to the Steering Committee under this Agreement or otherwise referred to it by mutual agreement of the Parties; provided, however, that if the members of the Steering Committee are unable to come to a mutual agreement, then (i) Immtech shall have the right to make any necessary final determination with respect to decisions related to the development and manufacture of the Product (e.g., determining which drug strength to pursue, when to initiate the clinical trial), (ii) Par shall have the right to make any necessary final determination with respect to decisions related to the Commercialization of the Product in the Territory (e.g., marketing programs and pricing strategies and designation of product labels); and (iii) any other matters shall be subject to resolution by the chief executive officers of the Parties pursuant to Section 13.5.

(c)           Purposes and Powers.  The principal purpose of the Steering Committee shall be to approve the overall strategy for the Parties’ collaboration hereunder and provide guidance and direction as provided herein.  Subject to the express rights of the Parties as set forth herein, the functions of the Steering Committee shall include:

(i)             Acting as liaison between the Parties to ensure that they are informed of the ongoing progress of the Development Program;

(ii)             Reviewing and approving the division of responsibilities between the Parties as set forth herein and as expanded from time to time in furtherance of the goals of the Parties’ collaboration;

(iii)             Reviewing and approving any proposed amendments to the Development Program;

(iv)           Reviewing, consulting on and providing input in respect of activities related to the manufacturing of the Product and the selection of manufacturer(s) of the Product (to the extent not already selected as of the date hereof);

(v)           In accordance with the procedures established below, resolving disputes, disagreements and deadlocks between the Parties, including the other Committees established pursuant to this Agreement; and

(vi)             Performing such other responsibilities as may be assigned to the Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

2.2           Development Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a development committee (the “Development Committee”) with responsibility for (i) reviewing proposed changes to the Development Program following

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Regulatory Approval; and (ii) performing such other duties as may be assigned under this Agreement or as may be delegated to the Development Committee by the Steering Committee.  Each Party shall appoint two designees to the Development Committee each of whom shall have expertise and experience in the areas of pharmaceutical development and manufacturing.  Either Party may replace any or all of its designees on the Development Committee at any time upon written notice to the other Party, and any member of the Development Committee may designate a suitable proxy to perform the functions of that member at any time.  In addition, the Development Committee shall seek to act with the unanimous consent of all members of the Development Committee.  In the event that the Development Committee members do not reach consensus with respect to a matter that is within the purview of the Development Committee, the Development Committee designees of each Party shall collectively have one vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote of both Parties.  If the votes of the Development Committee are split on any matter, such matter shall be referred to the Steering Committee for decision.

2.3           Commercialization Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a Commercialization Committee (the “Commercialization Committee”) with responsibility for (i) reviewing and approving medical claims and marketing materials to be used by any Party in connection with the Product to ensure that the claims made by a Party do not diminish the value of the Product to the other party and (ii) coordinating the activities of the Parties related to the Commercialization.  Each Party shall appoint two  designees to the Commercialization Committee, each of whom shall have expertise and experience in the areas of marketing, promotion, advertising and sales.  Either Party may replace any or all of its designees on the Commercialization Committee at any time upon written notice to the other Party, and any member of the Commercialization Committee may designate a suitable proxy to perform the functions of that member at any time.  In addition, the Commercialization Committee shall seek to act with the unanimous consent of its members.  In the event that all of the Commercialization Committee members do not reach consensus with respect to a matter that is within the purview of the Commercialization Committee, the Commercialization Committee designees of each Party shall collectively have one vote for purposes of decision-making hereunder with respect to such matters, with decisions made by unanimous vote of both Parties.  If the votes of the Commercialization Committee are split on any matter, such matter shall be referred to the Steering Committee for decision.

2.4           Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Steering Committee, Development Committee and/or Commercialization Committee.

2.5           Nondisclosure Agreement.  All designees of each Party serving on the Steering Committee, Development Committee and/or the Commercialization Committee shall as a condition to such service execute a nondisclosure agreement in form and substance reasonably satisfactory to the Parties.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE II

DEVELOPMENT PROGRAM

3.1           Immtech Responsibility and Control.  Subject to the Development Program and the other terms and conditions contained in this Agreement, Immtech shall have control over and responsibility for executing all aspects of the Development Program for which Immtech pays Development Costs, including planning, strategy, administrative management, and fiscal control; provided, however, that Immtech shall include Par in such efforts in a consultative capacity.  The Development Program shall be conducted at and coordinated from the facilities of Immtech.  Immtech shall keep Par apprised of the status of the Development Program through the Development Committee and, as appropriate, the Steering Committee.  Immtech shall comply, and shall require all of its Third Party agents and contractors, if any, to comply, with all applicable laws in the conduct of the Development Program.

3.2           Development Program.  Immtech shall use Commercially Reasonable Efforts to conduct the development activities in accordance with the Development Program.  Notwithstanding the foregoing or any other provision of this Agreement, Par acknowledges and agrees that (a) the Development Program is experimental in nature; and (b) Immtech does not guaranty that the Development Program will be successful or that Regulatory Approval will be obtained for the Product.  During the Term, Immtech may revise the Development Program at any time and from time to time.

3.3           Clinical and Regulatory Approval.

(a)           Conduct by Immtech.  Under Immtech’s direction and control, Immtech agrees to use Commercially Reasonable Efforts to (a) conduct required clinical trials of the Product and obtain Regulatory Approval in accordance with the Development Program and (b) include Par in such efforts in a consultative capacity.

(b)           Regulatory Submissions.  The Parties acknowledge that the Product has not been reviewed or approved for sale or use for any purpose by any governmental or regulatory body.  Immtech shall prepare any required application(s) for Regulatory Approval. Immtech shall own, in its entirety, all clinical data and reports related to Product Studies including clinical trials for the Product.  At all times both prior to and following Regulatory Approval, (i) Immtech shall inform Par of all communications with the FDA and (ii) provide copies of FDA submissions to the Development Committee prior to their submission to FDA.  The Parties shall cooperate in good faith with respect to, and Immtech shall use its Commercially Reasonable Efforts to enable representatives of Par to attend all formal meetings with the FDA relating to, regulatory approval of the Product.  The Parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of a Party’s site and facilities related to the Product.  To the extent either Party receives written or material oral communication from the FDA or any other regulatory authority relating to any Regulatory Approval process with respect

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

to the Product, the Party receiving such communication shall notify the other Party and provide a copy of any written communication as soon as reasonably practicable.

3.4           Development Program Funding.  Immtech shall be solely responsible for payment of all Development Costs incurred prior to Regulatory Approval.  If Par determines to pursue any clinical development in respect of the Product following Regulatory Approval, including any development for PCP prophylaxis or any other PCP indication, the development costs in respect thereof shall be the responsibility of Par unless the Parties otherwise agree.

3.5           Development Program Reporting.  Immtech shall (a) provide Par at regularly scheduled meetings of the Development Committee with summary updates regarding the progress of the Development Program and Regulatory Approval process, (b) advise Par of any unforeseen material problems or delays encountered since the date of its last report in connection with the Development Program, and (c) provide Par as soon as reasonably practicable with such other material information as Par may reasonably request in writing from time to time with respect to the status of the Development Program.

3.6           Post Regulatory Approval. Immtech will be responsible for conducting any development programs for the Product required by the FDA following Regulatory Approval.  As mutually agreed by the Parties, Immtech will be responsible for conducting any development programs related to clinical trials for the Product.

3.7           Future Development Programs.  Immtech shall promptly notify Par of any additional development programs, including tests or clinical trials, in connection with the Product other than as contemplated by this Agreement.  If Immtech discovers new indications for pafuramidine at any time during the Term, Immtech shall promptly provide all information related to such new indications to the Development Committee.

ARTICLE IV

LICENSE

4.1           Grant to Par.  Subject to the other provisions of this Agreement, Immtech hereby grants to Par and its Affiliates, within the Territory, an exclusive (subject to the co-exclusive rights provided in the last sentence of this Section 4.1), royalty-bearing license, without the right to sublicense, under Immtech Technology to the extent useful to permit Par to carry out its rights and obligations set forth in this Agreement (including the rights set forth in Article VIII) to market, sell and have sold the Product in the Territory.  Immtech retains all rights to Immtech Technology except to the extent explicitly granted to Par hereunder.  Additionally, Immtech hereby appoints Par Immtech’s authorized distributor of record for the Product.  Notwithstanding the foregoing, Immtech retains the right to manufacture and co-promote the Product.

4.2           Information Transfer.  Promptly after the Effective Date, Immtech shall, at its own cost, use good faith reasonable efforts to disclose to Par in writing, or via mutually

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

acceptable electronic media, copies or reproductions of all Immtech Know-How, not previously disclosed to Par, reasonably necessary in order to enable Par to exploit its rights granted under Section 4.1.  In addition, during the Term of this Agreement, Immtech shall promptly disclose to Par in writing, or via mutually acceptable electronic media, on an ongoing basis, copies or reproductions of all new Immtech Know-How that is reasonably necessary to market, sell or have sold the Product.  Such Immtech Know-How and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

4.3           Agreement Not to Genericize. Par recognizes and acknowledges the value of the Immtech Know-How disclosed under this Agreement and the Immtech Technology to which Par is granted a license under this Agreement.  Accordingly, Par agrees that it will not file any ANDAs related to the Product or any product containing pafuramidine, and that it will not attempt to copy or design around, the Product or any product containing pafuramidine without express written agreement from Immtech.  Par and Immtech will negotiate terms in good faith whereby Par would become the exclusive authorized generic distributor of the Product.

4.4           New Indication Right of First Offer .

(a)           Right of First Offer.  The Parties acknowledge that Immtech is currently pursuing new indications for pafuramidine for the treatment and prophylaxis of malaria.  If, following the Effective Date, Immtech determines that pafuramidine can be used for the treatment and/or prophylaxis of malaria, Immtech shall, prior to instituting any Phase III development program in respect thereof, provide Par with a one time written notice of information reasonably available to Immtech, including an estimate of the cost for developing and obtaining regulatory approval therefor, that is reasonably required by Par to determine whether or not to enter into an agreement with Immtech with respect to such additional indication.  The delivery of such notice shall automatically grant to Par a one time exclusive option (the “Option”) to enter into an agreement with Immtech for a license to permit Par and its Affiliates to market, sell and have sold pafuramidine for such additional indication (the “New License Agreement”).  Par shall have twenty-five (25) days from receipt of such notice to (i) exercise the Option by sending written notice to Immtech of its intent thereof or (ii) reject the Option, in either case at which time the following shall occur:

(i)             If Par exercises the Option, the Parties shall have ninety (90) days from the date of exercise of the Option to negotiate in good faith a New Licensing Agreement with Immtech.  If, following such ninety (90)-day period, the parties have not executed the New Licensing Agreement, Immtech may, but shall not be obligated to, offer such license for pafuramidine to a Third Party; provided, however, that a New Licensing Agreement with any Third Party shall not provide such Third Party with the right to market, sell and have sold the Product in the Territory; and

(ii)           If Par rejects the Option, or does not inform Immtech of its intent to exercise the Option within the twenty-five (25)-day period, Immtech may, but shall not be

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

obligated to, offer such the New License Agreement to a Third Party; provided, however, that a New Licensing Agreement with any Third Party shall not provide such Third Party with the right to market, sell and have sold the Product in the Territory.

(b)           Future Indications.  Immtech shall use Commercially Reasonable Efforts to ensure that any new indications for pafuramidine shall be in materially different presentation from the Product (e.g., tradename, dosage form or reference listed drug).  If the presentation is not materially different, the Parties will negotiate in good faith a payment to Par to cover revenues that Par lost in commercial sales of the Product due to the new and immaterially different presentations.  Neither Immtech nor Par shall directly encourage use of the Product, nor use of the future indications of pafuramidine for treatment of conditions other than PCP, for any indication for which it does not have commercialization rights.  For purposes of clarification, the Parties agree that FDA may require that there be more than one indication on the same product label and such additional indication(s) shall not be deemed to affect the scope of the license granted herein in respect of the Product.

ARTICLE V

PAYMENTS

5.1           Upfront Payment.  In consideration for the execution and delivery of this Agreement by Immtech, Par shall pay Immtech a fully earned, non-refundable, non-creditable license fee in the amount of US$3,000,000 by wire transfer of immediately available funds upon execution and delivery of this Agreement.

5.2           Milestone Payments

(a)           Development Milestone Payments.  Subject to the terms and conditions of this Agreement, upon the achievement of certain milestones, Par shall make fully earned, non-refundable, non-creditable payments to Immtech by wire transfer of immediately available funds as follows:[****]

(i)           Upon the receipt by Immtech of [****], Par shall Pay to Immtech [****];

(ii)           Upon the [****], Par shall pay to Immtech [****]; and

(iii)           Upon the [****], Par shall pay to Immtech [****].

(b)           Sales Milestones. In addition to the milestone payments set forth in Section 5.2(a), Par shall additionally be obligated as follows:

(i)           Par will pay to Immtech [****] in the calendar year in which aggregate Net Sales in the Territory initially equals or exceeds [****] (i.e., this payment is a one-time obligation).

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(ii)             Subject to Section 5.2(b)(iii), Par will pay to Immtech the milestone payment corresponding to the highest level of annual Net Sales achieved in that year, from the following schedule:

(a)         A milestone payment of [****] upon  annual Net Sales of [****] in the Territory;

(b)         A milestone payment of [****] upon  annual Net Sales of [****] in the Territory;

(c)         A milestone payment of [****] upon annual Net Sales of [****] in the Territory;

(d)         A milestone payment of [****] upon  annual Net Sales of [****] in the Territory;

(e)         A milestone payment of [****] upon  annual Net Sales of [****] in the Territory;

(iii)             The milestone payments set forth in this Section 5.2(b) are subject to the following disbursement limitations: (A) each such milestone payment is available to Immtech on a one-time basis; (B) if more than one milestone is reached in any given calendar year, then, subject to the following clause (C), each of such milestones shall be deemed to have been met, the highest milestone reached in such year shall be payable by Par in such year and Par will remain obligated to make payment(s) on the lower achieved milestone payment(s) in the immediately subsequent year(s); and (C) Par shall not be obligated to make more than one sales milestone payment as provided in this Section 5.2(b) in any calendar year; provided, however, that the milestone payments in Section 5.2(b)(i) and a single milestone payment in Section 5.2(b)(ii) can be paid by Par in the same calendar year.

(c)           Royalty Payment.  In addition to the milestone payments set forth above in Sections 5.2(a) and 5.2(b), following the Initial Commercial Sale of the Product, Par shall pay to Immtech an amount equal to [****] (amounts owed to Immtech pursuant to this Section 5.2(c), the “Royalty”).

5.3           Termination or Adjustment of Royalty.  The obligation of Par to pay Royalties to Immtech pursuant to Section 5.2(c) shall cease on the date on which the Parties agree to stop sales of the Product.

5.4           Payment Procedures.

(a)           Manner of Payment.  Remittance of payments under Article V will be made by means of wire or electronic transfer to Immtech’s account in a bank in the United States to be designated by Immtech.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(b)           Payments and Reports.  All amounts payable to Immtech under this Agreement shall be paid in U.S. Dollars.  The Royalty shall accrue at the time of sale of the Product to a Third Party.  Royalty obligations that accrue during a calendar quarter shall be paid within forty-five (45) days after the end of such calendar quarter, and other payments owing shall be made as specified herein.  Each payment of Royalties due to Immtech shall be accompanied by a report listing the gross invoiced sales of the Product sold during such period and the calculation of Net Sales based on such sales, including all other information necessary to determine the appropriate amount of such Royalty payments, and any additional information or reports required under this Agreement.

(c)           Records and Audit.  For a period of three (3) years after the Royalty period to which the records relate, Par shall keep complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit Immtech to confirm the accuracy of all payments due hereunder.  Immtech shall have the right to cause an independent, certified public accountant to audit such records to confirm the Net Sales and Royalty payments; provided, however, that such auditor shall not disclose Par’s Confidential Information to Immtech, except to the extent such disclosure is necessary to verify the amount of Royalties and other payments due under this Agreement.  Such audits may be exercised once a year, within three (3) years after the Royalty period to which such records relate, upon notice to Par and during normal business hours.  Any amounts shown to be owing by such audits shall be paid promptly.  Immtech shall bear the full cost of such audit unless such audit discloses a variance in the amounts paid by Par of more than five percent (5%) from the amount of Royalties and/or other payments actually owed for the period audited.  In such case, Par shall bear the full cost of such audit.  The terms of this Section 5.4(c) shall survive any termination or expiration of this Agreement for a period of three (3) years.

ARTICLE VI

MANUFACTURE AND SUPPLY; COMMERCIALIZATION

6.1           Clinical Supplies.  Immtech shall manufacture or cause to be manufactured all Clinical Supplies of Product for the Development Program, including the completion of pre-clinical work and human clinical trials.  Immtech’s choice of such Third Party contract manufacturer(s) for the Product, and the terms and conditions of such manufacturing and supply agreement(s) for the Product, shall be subject to reasonable prior review by the Development Committee (which includes the reasonable input of Par).

6.2           Commercial Supplies.  Immtech has established a commercial manufacturing process and for manufacturing or causing to be manufactured Commercial Supplies of the Product at the scale and in the amounts required to meet Par’s sales forecast.

(a)           Commercialization.  Subject to the rights and input of the Commercialization Committee, Par shall have responsibility for all Commercialization activities, including developing strategies and tactics related to the advertising, promotion, marketing and

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

selling the Product.  Par shall, at all times during the term of the Agreement, use efforts equal to those committed to products of similar size and expected value to seek to commercialize the Product in the Territory for those formulations and indications for which Par is commercializing the Product without Immtech.

(b)           Distribution.  Immtech hereby appoints Par as the sole and exclusive distributor of the Product in the Territory  and Par shall use its Commercially Reasonable Efforts to distribute the Product following Regulatory Approval in the Territory during the Term.  It shall be Par’s sole right and responsibility, in coordination with Immtech, to (a) determine the commercially reasonable launch dates for the Product, (b) develop advertising and promotional materials related to the Product, (c) book sales for the Product, (d) handle all returns of the Product, (e) handle all aspects of order processing, invoicing and collection of receivables for the Product, (f) collect data regarding sales to hospitals and other end users of the Product, (g) monitor inventory levels of the Product, (g) provide first line customer support and pharmacovigilance (and after such initial support, pharmacovigilance support shall be handled in accordance with Section 9), and (h) warehouse the Product.

(c)           Pricing.  Subject to the reasonable input of Immtech, Par shall have the sole right and responsibility to determine the prices for the Product and any discounts and rebates that may be offered thereto, including decisions relating to customer allowances and credits.  Par shall acquire the Product from Immtech at the Transfer Price as provided in the Supply Agreement between Par and Immtech in substantially the form attached hereto as Exhibit A; provided, however, that, with respect to any quantities of Product Par distributes as samples to persons in the medical profession, Par shall acquire such quantities from Immtech at the Direct Cost.

ARTICLE VII

CONFIDENTIAL AND TECHNICAL INFORMATION

7.1           Treatment of Confidential Information.  Each Party agrees to retain in strict confidence and not to disclose, divulge or otherwise communicate to any other person or entity any Confidential Information of the other Party, whether received prior to or after the date hereof, and further agrees not to use any such Confidential Information for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, except that each Party may disclose Confidential Information of the other Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors or other representatives of the receiving Party or its Affiliates (the “Representatives”), who, in each case, (a) need to know such Confidential Information for purposes of the implementation and performance by the receiving Party of this Agreement and (b) will use the Confidential Information only for such limited purposes.  Each Party hereby agrees to use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity and to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Representatives.  Each Party warrants that each of its Representatives to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to maintain its confidentiality under terms no less restrictive than those set forth in this Article VII.  Without limiting the generality of any of the foregoing, the parties agree not to make any disclosure of Confidential Information that would be reasonably likely to impair the Parties’ ability to obtain U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Confidential Information.  The Confidential Information of each Party includes information from Third Parties disclosed by one Party to this Agreement to the other Party to this Agreement.

7.2           Release from Restrictions.

(a)           The provisions of Section 7.1 shall not apply to any Confidential Information disclosed hereunder to the extent that such Confidential Information is required to be disclosed by the receiving Party to defend or prosecute litigation or to comply with applicable laws or regulations, including filing an Information Disclosure Statement with the U.S. Patent and Trademark Office or any other patent office, or pursuant to an order of a court or regulatory agency, provided that the receiving Party shall provide prior written notice of such disclosure to the other Party and shall take actions as are reasonable and lawful to avoid and/or minimize the degree of such disclosure, including assisting the other Party in seeking a protective order or other means for preventing disclosure or use.  To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file or register this Agreement or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith.  In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement to the extent permitted by law.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

(b)           A Party may disclose this Agreement to a Third Party in connection with or in conjunction with a proposed merger, consolidation, sale of assets that include those related to this Agreement, an assignment of this Agreement or loan financing, raising of capital, or sale of securities, provided that the disclosing Party obtains an agreement for confidential treatment thereof, except in the case where after reasonable efforts such Party is unable to obtain such agreement.

7.3           No Implied Rights.  Except as otherwise set forth in this Agreement, nothing herein shall be construed as giving either Party any right, title, interest in or ownership of the Confidential Information of the other Party.  For the purposes of this Agreement, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving Party.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

7.4           Survival of Confidentiality Obligations.  The confidentiality obligations of the Parties contained in this Article VII shall remain binding on both Parties during the Term and for a period of five (5) years after the termination of this Agreement, regardless of the cause of such termination.  The Parties acknowledge that any breach of this Article VII will constitute irreparable harm, and that the non-breaching Party shall be entitled to specific performance or injunctive relief to enforce this Article VII in addition to whatever remedies such Party may otherwise be entitled to at law or in equity.

7.5           Superseding Prior Confidentiality Agreement.  The provisions of this Article VII shall supersede the Confidentiality Agreement between the Parties dated March 27, 2007, with respect to the subject matter hereof, and shall establish the sole obligations of confidentiality and nonuse of Confidential Information received by a Party prior to or after the Effective Date.

ARTICLE VIII

PATENT PROSECUTION AND ENFORCEMENT

8.1           Inventions.   All Inventions shall be the sole and exclusive property of Immtech.  Par shall disclose in writing to Immtech any Invention within thirty (30) days of Par’s written receipt of a disclosure for such Invention.  All subject inventors shall cooperate to the extent necessary to assist Immtech in the preparation, filing and prosecution of any patent, copyright, or other applications related to any Invention, including the filing of all papers necessary to perfect Immtech’s ownership of said Invention.  All resulting patent applications and patents related to the Product will immediately, and without further action of the Parties, (i) be deemed to be Immtech Patents and listed in Schedule 1.1 and (ii) be exclusively licensed to Par in accordance with the terms of this Agreement.

8.2           Patent Prosecution and Maintenance.  The Parties shall cooperate in good faith to determine whether to seek or continue to seek or to maintain patent protection in the Territory with respect to any Immtech Patent Rights, Immtech Know-How and Program Developments Owned or Controlled by Immtech and related to the Product, and whether to file for, procure and maintain Patent Rights in the Territory with respect to any Immtech Patent Rights and Program Developments Owned or Controlled by Immtech and related to the Product.  In connection with obtaining Patent claims that cover the making, using or selling of the Product, Immtech shall promptly provide to Par copies of all correspondence to and from the U.S. Patent and Trademark Office and shall promptly forward to Par copies of any non-confidential external publications or public presentations by Immtech relating to the Product for which Immtech has not received or applied for Patent Rights, as well as demands, notices and summonses related thereto.  Additionally, Immtech shall accommodate all reasonable suggestions of Par and its counsel in connection with obtaining such Patent claims.  The expenses of any such protection of Immtech Patent Rights, Immtech Know-How and Program Developments, including the filing of any Patent term extensions and maintenance of Patents, shall be borne by Immtech.  Immtech will timely file for any Patent term extensions.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

8.3           Infringement.

(a)           Par and Immtech shall inform each other promptly in writing of any alleged or suspected infringement by a Third Party of any of Immtech Technology or Program Developments related to the Product, and of any available evidence thereof.

(b)           Subject to Sections 8.3(c), 8.3(d), and 8.3(e), Par may, at its sole option and expense, prosecute the infringement of any Immtech Technology or Program Developments related to the Product.

(c)           In the event that a Third Party infringes or constructively infringes Immtech Technology or Program Developments Owned or Controlled by Immtech relating to the Product in the Territory (a “Product Infringement”), then the Parties shall discuss whether or not to institute an infringement action with respect to such Product Infringement.  Subject to Section 8.3(d), Par shall have the right to institute such a suit and control the prosecution, settlement or compromise thereof.  At Immtech’s option, Immtech may request to be joined as a party in such Product Infringement action and Par shall execute all papers and perform such acts as may be reasonably required in respect thereof; provided, however, that Immtech’s joining of such action shall not affect Par’s control thereof.  Immtech shall, at the request of Par, provide reasonable cooperation and, to the extent possible, Immtech shall have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like regardless of whether Immtech has joined such suit.  Par shall bear all the costs of such a suit.

(d)           If a Third Party files an ANDA targeting both the Product and non-PCP indications for pafuramidine, Immtech shall have the right to institute a suit and control the prosecution, settlement or compromise thereof; provided, however, that Immtech shall not, without Par’s consent, take any action in the prosecution, settlement or compromise of such suit that would adversely affect Par’s rights hereunder or otherwise economically adversely affect the commercialization of the Product.  Immtech shall bear all the costs of such a suit.  At Par’s option, Par may request to be joined as a party in such litigation, provided, however, that Par’s joining of such action shall not affect Immtech’s control thereof.  Par shall, at the request of Immtech, provide reasonable cooperation and, to the extent possible, Par shall have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like regardless of whether Par has joined such suit.  Par shall have the right to select, at Par’s expense, separate counsel to participate in such suits on Par’s behalf.

(e)           Within ten (10) days of being notified of alleged or suspected Product Infringement, Par shall either (i) institute a suit for Product Infringement pursuant to Section 8.3(c) or (ii) notify Immtech that (A) it has a legally relevant belief that it is in the Parties’ interest to not institute such suit within such time and (B) it intends to institute such a suit in the future.  If Immtech agrees with Par’s assessment and intent to bring such suit in the future, Par shall have the right to institute such suit in accordance with Section 8.3(c).  If Immtech provides Par with written notice within five (5) days of receipt of the notice from Par in accordance with

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

the foregoing clause (ii) that it does not reasonably agree with such assessment, then Par may immediately institute such suit and such suit shall be governed by Section 8.3(c); provided, however, that if Par determines not to institute such suit within five (5) days of receipt of such notice from Immtech, then Immtech may, at its option and expense, institute and litigate such Product Infringement.  In any such infringement suit Immtech may institute to enforce Immtech Technology or Program Developments Owned or Controlled by Immtech, Par shall, provide reasonable cooperation and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.  If Immtech initiates litigation of such Product Infringement pursuant to this Section 8.3(e), Par shall not make any admission to invalidity or unenforceability in respect thereof without the prior consent of Immtech.  Par may join Immtech as a party, and Immtech shall execute all papers and perform such acts as may be reasonably required, at the expense of Par.

(f)           Any Royalties, payments, damages, expenses, fees or other awards (collectively “Damages”), received by Par and/or Immtech as a result of an infringement suit, whether through judgment or settlement, shall first be used to reimburse each Party for its expenses associated with such infringement suit.  Thereafter, (i) if Par shall have been in control of such suit pursuant to Section 8.3(c), any remainder shall be shared by the Parties in accordance with the then-applicable Royalties provided in Section 5.2(c) (e.g., if the Net Sales have exceeded [****], Par shall be entitled to [****], and Immtech shall be entitled to [****], of the remainder), (ii) if Immtech shall have been in control of such suit pursuant to Section 8.3(e), Immtech shall be entitled to 100% of the remainder, unless Par  has chosen, after the initiation of such suit, to join as a party to such suit, in which case any remainder shall be shared by the Parties equally and (iii) if Immtech shall have been in control of such suit pursuant to Section 8.3(d), any remainder shall be shared according to each Party’s harm as indicated by the ratio of sales of the Product as compared to the sales of the products of the other Party or Parties.  The appropriate share of the Damages shall be paid to the other Party (or Parties), as applicable, as soon as practicable following receipt of the Damages.

(g)           In the event that a declaratory judgment action alleging invalidity or non-infringement of any Immtech Technology or Program Developments related to the Product shall be brought by a Third Party in the Territory against Par or against Immtech and Par, or a Citizen’s Petition shall have been filed with the USFDA, Par, at its option, shall have the right, within ten (10) days after commencement of such action or the filing of such Petition, as applicable, to take over the defense of the action at its own expense. Immtech will have the option of joining in such suit.  In the event the declaratory judgment action states a count specifically against Immtech, Immtech, at its option, shall have the right to direct and control litigation related to such count.  In the event that Par does not so elect to take over the defense of the action at its own expense, Immtech shall be free to proceed and solely control such defense.  To the extent that any Damages become payable to any Third Party as a result of such action, whether through judgment or settlement, the Parties shall bear such Damages according to each Party’s share of the liability in causing such Damages, and shall contribute such share as promptly as practicable.  Any Damages received by Immtech and/or Par as a result of such action, whether through judgment or settlement, shall first be used to reimburse each Party for its

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

expenses associated with such infringement suit not otherwise reimbursed, and then any remainder shall be shared by the Parties equally, with such share of the Damages to be paid to the other party, as applicable, as soon as practicable upon receipt of the Damages.

(h)           In the event that a Third Party institutes any suit against Par and/or Immtech for patent infringement related solely to the Product, the Party sued shall promptly notify the other Party in writing.  Immtech shall assume the defense of such suit at Immtech’s expense; provided, however, that if Par is also a defendant in such action and Par shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to Immtech, Par shall have the right to select, at Par’s expense, separate counsel to participate in such legal defenses on Par’s behalf.  Each Party shall, at the other's request, provide to the other Party reasonable assistance and cooperation with respect to any such suit.  To the extent that any Damages become payable to any Third Party whether as a result of judgment or through settlement of such suit, [****].

(i)           If either Party becomes aware of a patent or patent application that, when issued, might provide a basis for a Third Party argument that its valid rights are being infringed by the manufacture, use or sale of the Product hereunder, then such Party shall promptly inform the other Party of such patent or patent application, and the Parties shall cooperate with each other so that each Party can determine whether valid rights of a Third Party are likely to be infringed by the manufacture, use or sale of the Product hereunder.

(j)           Par shall have the sole and exclusive right to institute a Citizen’s Petition in order to protect the Immtech Patent Rights related to the Product and, to the extent it exercises its right in respect thereof, shall control all aspects of such Petition, including correspondence and/or negotiations with the FDA; provided, however, that Par shall include Immtech in such efforts in a consultative capacity.  Immtech shall maintain the sole and exclusive right to institute a Citizen’s Petition in order to protect the Immtech Patent Rights related to all other indications for pafuramidine

(k)           If either Party believes that a license from a Third Party is necessary to avoid infringement of patents of the Third Party, the Steering Committee shall: 1) determine whether or not to seek such a license, 2) appoint a negotiator to negotiate the terms of such a license, 3) determine whether or not to enter into such a license as negotiated by the negotiator, and 4) determine how the expenses of such a license shall be borne by the Parties.  If the Steering Committee cannot agree with regard to any responsibility set forth in the preceding sentence, such issue shall be determined accordance with Section 13.5.

ARTICLE IX

ADVERSE EXPERIENCES

9.1           Notification.  The parties shall, during the term of this Agreement, keep each other promptly and fully informed of all of their pharmacological, toxicological and clinical

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

trials, investigations and findings relating to the Product. Adverse Drug Events (ADEs) and Individual Case Safety Reports (ICSRs) may originate from any source, such as healthcare professionals, regulatory authorities, literature, consumers, patients, lawyers, clinical studies (including post-marketing surveillance and epidemiological studies), non-interventional studies, patient support programs, registries, internet, preclinical studies (e.g. toxicological studies), etc. Each Party shall use every effort to ensure that all ADE/ICSR or pregnancy reports meet the minimum regulatory criteria for a valid safety report.  Par shall forward all ADEs/ISCRs received for the Product to Immtech within five calendar days of receipt. Format for event reporting from Par to Immtech shall be a copy or facsimile of the source documentation. All event information will be transmitted via fax or secure email. The regulatory reporting time clock for submitting ADE/ICSR and pregnancy reports to Immtech is considered to start on the date when any individual within Par is first notified of a case report that fulfills the minimum criteria for a case report.

9.2           Reporting.  With regards to the Product, Immtech is responsible for preparing and submitting aggregate and individual case regulatory safety reports within the Territory as required by regulatory authorities. Immtech shall also hold and maintain reports of all adverse events and adverse drug reactions, both serious and non-serious, and reports of pregnancies in a database for the Product for preparing and submitting aggregate and single case reports to the FDA for the Product.

9.3           Literature Reports.  Immtech shall be responsible for screening published scientific and medical literature for ADEs/ICSRs. Par shall be responsible for notifying Immtech of any relevant ADEs/ICSR that may come to its attention in Par Territory via local scientific or medical journals, or unpublished scientific or conference papers.  A copy of the article shall be provided at the same time as the report.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1           Representations and Warranties.

(a)           Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that:

(i)           it has full corporate power and authority under the laws of the state of its incorporation to enter into this Agreement and to carry out the provisions hereunder;

(ii)           to the knowledge of such Party as of the Effective Date (without undertaking any special investigation), the performance by either Party of the activities under this Agreement will not infringe, nor cause such Party to unlawfully or wrongly use, any existing patent, trademark, trade secret, confidential or proprietary right or other rights owned or claimed by a Third Party;

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(iii)           this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms;

(iv)           the execution, delivery and performance of this Agreement by it does not materially conflict with any agreement, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and

(v)           to the knowledge of such Party as of the Effective Date (without undertaking any special investigation), there is no claim, action, suit, proceeding or investigation pending or threatened against or affecting the transaction contemplated hereby.

(b)           Immtech Representations and Warranties.  Immtech hereby represents and warrants to Par that:

(i)           Immtech has granted to Par under this Agreement a license under all Immtech Technology, that are Owned or Controlled by Immtech or its Affiliates and are necessary or useful to Par’s conduct of its activities and exercise of its rights under this Agreement;

(ii)           Immtech has the full right and authority to grant to Par all the license rights under the Immtech Technology that Immtech grants under this Agreement, and neither Immtech nor any of its Affiliates have granted to any Third Party any rights under the Immtech Technology (or any part thereof), or any rights that would conflict with or prevent the grant of the rights purported to be granted in this Agreement;

(iii)           Immtech is the owner of the entire right, title and interest in the Immtech Technology and that it has the right and authority to enter into this Agreement and to grant the license under Section 2.1(a) hereof,

(iv)           to Immtech’s knowledge and belief, neither the use, manufacture or sale of the Product, the practice of any inventions included in the Immtech Patents, nor the use of the Immtech Know-How infringes upon any Third Party patent, know-how or other intellectual property rights in the Territory;

(v)           all Immtech Patents are Owned or Controlled by Immtech and may be licensed as provided hereunder by Immtech without violating Immtech’s contractual obligations to a Third Party and there is no claim, action, suit, proceeding or investigation

(vi)           pending or, to Immtech’s knowledge, threatened against or affecting the Immtech Patents licensed hereunder; and

(vii)           to Immtech’s best knowledge and belief, the Product will be granted orphan drug exclusivity by the FDA under the Orphan Drug Act, as amended.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE XI

INDEMNIFICATION AND LIMITATION ON LIABILITY

11.1           Indemnification by Immtech.  Subject to Section 11.3, Immtech shall defend, indemnify and hold harmless each of Par and its directors, officers and employees and the successors and assigns of any of the foregoing (each a “Par Indemnitee”) from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or based on Immtech’s gross negligence, willful misconduct, or breach of its representations, warranties or obligations under this Agreement, except, in each case, to the extent Par has an obligation to indemnify Immtech under Section 11.2.

11.2           Indemnification by Par.  Subject to Section 11.3, Par shall defend, indemnify and hold harmless each of Immtech and its directors, officers and employees and the successors and assigns of any of the foregoing (each an “Immtech Indemnitee”) from and against any and all Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments to the extent relating to or based upon Par’s gross negligence, willful misconduct, or breach of its representations, warranties or obligations under this Agreement, except, in each case, to the extent Immtech has an obligation to indemnify Par under Section 11.1.

11.3           Notice and Procedures.  If an Immtech Indemnitee or a Par Indemnitee (the “Indemnitee”) intends to claim indemnification under this Article XI, it shall promptly notify the other Party (the “Indemnitor”) in writing of any such alleged Liabilities.  The Indemnitor shall have the right to control the defense thereof with counsel of its choice, provided that such counsel is reasonably acceptable to Indemnitee; and, provided, further, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Liabilities covered by this Article XI.  The obligations of this Section 11.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 11.3.  It is understood that only Immtech or Par may claim indemnity under this Article XI (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

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11.5           Limitation of Damages.  EXCEPT AS PROVIDED IN SECTION 4.4(b) OF THIS AGREEMENT AND IN RESPECT OF THIRD PARTY CLAIMS UNDER ARTICLE XI, NEITHER PARTY NOR ANY OF ITS REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS (EXCEPT TO THE EXTENT OF ACCRUED COLLABORATION PAYMENTS), REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE XII

TERM AND TERMINATION

12.1           Term.  The term of this Agreement shall commence on the Effective Date and shall expire, unless earlier terminated as provided under Sections 12.2, 12.3 or 12.4, on the date on which any Royalty and other payment obligations of Par under this Agreement cease.

12.2           Termination for Breach. If either party commits a material breach or material default in the performance or observance of any of its obligations under this Agreement, and such breach or default continues for a period of sixty (60) days after delivery by the other Party of written notice reasonably detailing such breach or default, then the non-breaching or non-defaulting Party shall have the right to terminate this Agreement, with immediate effect, by giving written notice to the breaching or defaulting Party.  The Parties shall retain all rights and remedies (at law or in equity) in respect of any breach hereof.

            12.3     Termination for Bankruptcy. This Agreement shall automatically terminate upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of either Party or similar proceeding under the law for release of creditors by or against a party hereto or if a party hereto shall make a general assignment for the benefit of its creditors.  All licenses and rights to licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code.  Par, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and upon commencement of a bankruptcy proceeding by or against Immtech under the Code, shall be entitled to a complete duplicate of, or complete access to (as Par deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to Par (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Par, unless Immtech elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Immtech upon written request therefor by Par, and each Party hereby acknowledges and agrees that the foregoing shall serve as its consent to such transfer of the

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intellectual property and all embodiments thereof.  The foregoing provisions of this Section 12.3 are without prejudice to any rights Par may have arising under the Code or other applicable law.

12.5           Failure to Meet Development Milestones.  If either (i) Immtech fails to obtain Positive Phase III Clinical Trials in respect of the current Phase III Clinical Trials or (ii) the FDA rejects the NDA, then, Par shall have the right to immediately terminate this Agreement by providing a written notice of termination to Immtech.

12.6           Effect of Termination.

(a)           Upon the termination of the Agreement by Par in accordance with Section 12.2, (i) Par and its Affiliates shall have a non-exclusive, royalty-free, fully-paid up, perpetual, worldwide license to the Immtech Technology to make, sell and have sold the Product in the Territory.

(b)           Upon the termination of the Agreement by Immtech in accordance with Section 12.2, (i) all rights and licenses granted to Par pursuant to this Agreement shall automatically and immediately terminate and Par immediately shall discontinue Commercialization of Product and all use of the Product trademarks (and any word or design confusingly similar thereto) and the Immtech Technology; and (ii) Par shall pay within thirty (30) days after such termination: (x) all accrued and unpaid amounts due to Immtech in accordance with the terms of this Agreement (including, if such termination shall occur following the grant of Regulatory Approval, any Sales Milestone payments that have been achieved but not yet paid by Par, any unpaid Royalties and transfer costs for Product manufactured pursuant to Par’s sales forecast but not yet delivered to Par, but only to the extent that Immtech is unable to sell such Product; (y) any other amounts that will become due to Immtech through or after the effective date of such termination in accordance with the terms hereof; and (z) if such termination shall occur prior to the grant of Regulatory Approval, the Development Milestones if and when they are achieved.  The remedies set forth in this Section 12.5(b) constitute Immtech’s sole and exclusive rights and remedies for a termination of the Agreement by Immtech in accordance with Section 12.2 at law or in equity in respect of thereof.

(c)           With the exception of any breach of Article VII of this Agreement, the parties agree that the provisions of this Section 12.5 are intended to limit the claims that the parties may have against each other in the circumstances described herein, and the liquidated damages provided herein bear a reasonable relationship to the anticipated harm that would be caused by the relevant breaches.  The parties further acknowledge and agree that, with the exception of any breach of Article VII of this Agreement, the amount of actual loss caused by such breaches of this Agreement as provided in Section 12.2 is difficult to estimate with precision and that the parties would not have a convenient and adequate alternative to liquidated damages hereunder.

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(d)           Upon the termination or expiration of this Agreement each Party shall return to the other Party, or destroy, at the other Party's request, all Confidential Information of the other Party.

12.7           Surviving Rights.  The obligations and rights of the Parties under Sections 4.3, 5.4(c), 8.1, 10.2, 12.1, 12.3, 12.5, 12.7 and 12.8 and Articles VII, IX, XI and XIII shall survive termination or expiration of this Agreement.

12.8           Accrued Rights and Surviving Obligations.  The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder.  Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1           Entire Agreement; Modification.  This Agreement, together with the Schedules attached hereto and incorporated herein, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof.  No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party except to an Affiliate or as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.2 shall be null and void.

13.3           Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through one (1) or more of its Affiliates; provided, however, that each Party shall remain responsible for and shall guarantee such performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

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13.4           Notices.  Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile, or by FedEx or other reputable international courier service.  Any such notice shall be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile service or on the day of attempted or successful delivery to the other Party confirmed by the courier service.

In the case of Immtech:	Immtech Pharmaceuticals, Inc. One North End Avenue New York, NY 10282 Attn: Eric L. Sorkin, CEO Fax: (212) 791-2917

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 Attn: Keith Miller, Esq. Fax: 212-319-4090

In the case of Par:	Par Pharmaceuticals, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: General Counsel’s Office Fax: (201) 802-4223

with a copy to:	Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, NY 10103-0001 Attn: R. King Milling, Jr., Esq. Fax: (212) 506-5151

13.5           Either Party may change its address for communications by a notice to the other Party in accordance with this Section 13.4.

13.6           Dispute Resolution.  The parties recognize that a bonafide dispute as to certain matters may, from time to time, arise during the Term that relates to a party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.  Such designated officers are as follows:

For Immtech:   Eric L. Sorkin, CEO, Gary Parks, CFO

For Par:           John MacPhee, President, Branded Division

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In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the parties may mutually agree to in writing, each party shall have the right to pursue any and all remedies available at law or in equity.

13.7           Governing Law; Waiver of Jury Trial.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to any rules of conflicts of laws.  The parties hereby consent to the exclusive jurisdiction of the Federal and State courts of New York and hereby waive any objection to venue or forum laid therein.  The parties hereby agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.  The parties expressly reject the application of the United Nations Convention on Contracts for the International Sale of Goods and all implementing legislation thereunder.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

13.8                      Force Majeure.  A party hereto shall be excused and shall not be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement  if such failure or delay is caused by acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, unavailability of raw material, sabotage, embargo, strikes or other labor disputes, intervention of governmental authority, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected party (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.  Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected party will be unable to perform its obligations hereunder.  Each party further agrees to use reasonable efforts to correct or otherwise address the Force Majeure Event as soon as practicable and to give the other party prompt written notice when it is again fully able to perform such obligations.

13.9                      Independent Contractors.  In making and performing this Agreement, Par and Immtech act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Immtech and Par.  At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

13.10                      Severability; Waiver.  If one (1) or more of the provisions of this Agreement are held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as

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nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.11                      Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.12                      Cumulative Rights.  The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties.  All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

13.13                      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document.  Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

IMMTECH PHARMACEUTICALS, INC.
By: /s/ Eric L. Sorkin Name: Eric L. Sorkin Title: Chairman and Chief Executive Officer

PAR PHARMACEUTICAL, INC.
By: /s/ John MacPhee__________________________ Name: John MacPhee Title: President, Branded Products Division